Exhibit 5.1

601 Lexington Avenue New York, New York 10022

(212) 446-4800	Facsimile:
(212) 446-4900
www.kirkland.com

May 15, 2014

21st Century Oncology Holdings, Inc.
2270 Colonial Boulevard
Fort Myers, Florida 33907

Ladies and Gentlemen:

We are acting as special counsel to 21st Century Oncology Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2014 (File No. 333-193877), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to the proposed registration by the Company of (i) up to 15,333,333 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), including shares of Common Stock to cover overallotments, if any (collectively, the “Common Shares”); (ii) up to 1,725,000 shares of Series A mandatory convertible junior non-voting preferred stock, par value $0.0001 per share, of the Company (“Series A Preferred Stock”), including shares of Series A Preferred Stock to cover overallotments, if any, to be sold by the Company (collectively, the “Preferred Shares”); (iii) an indeterminable number of shares of Common Stock issuable upon conversion of the Preferred Shares (the “Underlying Common Shares”); and (iv) up to 1,010,743 shares of Common Stock that may be issued as dividends on the Preferred Shares (the “Dividend Shares”).  The Common Shares, the Preferred Shares, the Underlying Common Shares and the Dividend Shares are collectively referred to herein as the “Shares” and the issuance of the Shares is referred to herein as the “Issuance.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation (the “Restated Charter”) of the Company in the form filed as Exhibit 3.1 to the Registration Statement, filed with the Commission on May 7, 2014, to be filed with the Secretary of State of the State of Delaware prior to the sale of the Shares; (ii) the Amended and Restated Bylaws (the “Bylaws”) of the Company in the form filed as Exhibit 3.2 to the Registration Statement, filed with the Commission on May 7, 2014; (iii) the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”) in the form filed as Exhibit 4.2 to the Registration Statement, filed with the Commission on May 15, 2014; (iv) the form of Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement with respect to the Common Stock (the “Common Stock Underwriting Agreement”),

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filed with the Commission on May 7, 2014; (v) the form of Underwriting Agreement in the form filed as Exhibit 1.2 to the Registration Statement with respect to the Series A Preferred Stock (the “Series A Preferred Stock Underwriting Agreement”), filed with the Commission on May 7, 2014; (vi) resolutions of the board of directors and stockholders of the Company with respect to the Issuance (the “Resolutions”); and (vii) the Registration Statement.

For purposes of the opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

We have also assumed that (i) the Registration Statement will have become effective under the Act; (ii) each of the final Common Stock Underwriting Agreement and final Series A Preferred Stock Underwriting Agreement will have been duly executed and delivered by the parties thereto; (iii) the Restated Charter will have been filed with the Secretary of State of the State of Delaware; (iv) the definitive terms of the Series A Preferred Stock will have been established in accordance with the authorizing resolutions adopted by the Company’s board of directors, the Certificate of Designations, the Restated Charter and applicable law; (v) the resolutions authorizing the Company to issue, offer and sell the Shares as adopted by the Company’s board of directors will be in full force and effect at all times at which the Shares are issued, offered or sold by the Company; and (vi) the Shares will have been authorized and reserved for issuance, in each case within the limits of the then-remaining authorized but unissued and unreserved amounts of such Shares.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(1) when issued and delivered pursuant to the terms of the Common Stock Underwriting Agreement against payment of the consideration therefor as provided therein, the Common Shares will be duly authorized and validly issued, fully paid and nonassessable;

(2) when issued and delivered pursuant to the terms of the Series A Preferred Stock Underwriting Agreement against payment of the consideration therefor as provided therein, the Preferred Shares will be duly authorized and validly issued, fully paid and nonassessable;

(3) when the Underlying Common Shares have been issued and delivered upon conversion of the Preferred Shares in accordance with the terms of the Series A Preferred Stock and the Certificate of Designations, the Underlying Common Shares will be validly issued, fully paid and nonassessable; and

(4) if any Dividend Shares are issued and delivered as dividends on the Preferred Shares in accordance with the terms of the Series A Preferred Stock and the Certificate of Designations, the Dividend Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Issuance.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP